                                   Exhibit 4

Form of Individual Annuity Contract

                                                                       Exhibit 4

       [LETTERHEAD OF MML BAY STATE LIFE INSURANCE COMPANY APPEARS HERE]

                      Deferred Variable Annuity Contract
    With Oppenheimer Variable Account Funds and MML Series Investment Funds
          Includes Fixed Interest Account with Market-Value Adjustment
--------------------------------------------------------------------------------

       Contract Number

             Annuitant

                Amount

--------------------------------------------------------------------------------

Dear Contract Owner:

READ YOUR CONTRACT CAREFULLY. We have used examples to explain some of the provisions. These examples do not reflect the actual amounts or status of this contract. As you read through the contract, remember the words "we," "us," and "our" refer to MML Bay State Life Insurance Company.

We will pay the maturity benefit to the Payee when this contract matures if the Annuitant and Owner are living at that time. If the Annuitant or Owner dies before this contract matures, we will pay the death benefit to the Beneficiary when due proof of the death is received at our Service Center. Either payment is subject to the terms of this contract, which are contained on this and the following pages.

For service or information on this contract, contact our Service Center.

YOU HAVE A RIGHT TO RETURN THIS CONTRACT. If you decide not to keep this contract, return it within ten days after you receive it. It may be returned by delivering or mailing it to our Service Center. Then, the contract will be as though it had never been issued. We will promptly refund the accumulated value of this contract on the date we receive it, plus any deductions made from the purchase payments.

Signed for MML Bay State Life Insurance Company at Springfield, Massachusetts.

Sincerely yours,

                                              /s/ Thomas J. Finnegan, Jr.

                        President             Secretary


This Contract provides that:  Flexible purchase payments may be made, while the
                                Annuitant and Owner are living, to the date this contract matures.
                              A death benefit is payable if the Annuitant or
                                Owner dies before this contract matures.
                              A monthly life income is payable beginning on
                                the date this contract matures if the Annuitant and Owner are living at that time.

This Contract is not participating. It does not provide for the payment of dividends.

All values and payments based on the investment performance of the Separate Account shown on the Schedule Page are variable and not guaranteed as to dollar amount. All amounts accumulated in MVA segments of the Fixed Account shown on the Schedule Page may be subject to market-value adjustment on withdrawal, which may result in upward or downward adjustments; however, no adjustment is made on withdrawal during the last 30 days of the guarantee period.

Contract Summary

This Summary briefly describes some of the major contract provisions. Since it does not go into detail, the actual provisions will control. See those provisions for full information and any limits that may apply. The "Where To Find It" on the inside of the back cover shows where these provisions may be found.

We will pay a maturity benefit if the Annuitant and Owner are living on the maturity date and the contract is in force at that time. We will pay a death benefit if the Annuitant or Owner dies before this contract matures and while it is in force. "In force" means that the contract has not terminated. Since this is a variable annuity contract, neither of these benefits is guaranteed as to dollar amount. Instead, all values and benefits that depend on the investment performance of the Separate Account shown on the Schedule Page are variable and not guaranteed as to dollar amount.

Purchase payments for this contract are flexible. Therefore, after the first purchase payment has been paid, there is no requirement that any specific amount of purchase payment be made on any date. Instead, within the limits stated in the contract, any amount may be paid on any date before the maturity date while the Annuitant and Owner are living.

Rights available under this contract include the rights to:

      . Assign this contract;
      . Change the Owner, the Payee, or any Beneficiary;
      . Redeem this contract;
      . Make partial redemptions;
      . Change the date this contract matures;
      . Allocate purchase payments among the divisions of the Separate Account;
        and
      . Transfer values among the divisions of the Separate Account.

This contract also includes a number of Payment Options. These provide alternative ways to pay the maturity value, the death benefit, or the amount payable upon redemption of this contract.

                               THE SCHEDULE PAGE

This page shows specific information about this contract and is referred to throughout the contract.

                CONTRACT NUMBER     0 000 000

                      ANNUITANT     John A Doe

                         AMOUNT     Monthly Income Provided By Maturity Value

Issue Date      MAY 01 1995
Contract Date   MAY 01 1995
Maturity Date   MAY 01 2025
Annuitant's age on Contract Date   35 MALE
--------------------------------------------------------------------------------

BASIC CONTRACT INFORMATION
--------------------------

Plan
----
Deferred Variable Annuity
--------------------------------------------------------------------------------

SERVICE CENTER INFORMATION
--------------------------
Mailing Address: __________________________    Telephone Number: 1-800-NNN-NNNN

                 __________________________
                                 NNNNN-NNNN
                 ________________

We will send written notice of any change in the mailing address or telephone number of the Service Center.
--------------------------------------------------------------------------------

PURCHASE PAYMENT INFORMATION
----------------------------

First Purchase Payment                    See confirmation notice
--------------------------------------------------------------------------------

SEPARATE ACCOUNT INFORMATION (See The Separate Account provision in Part 3.)
----------------------------

The Separate Account referred to in this contract is MML Bay State Variable Annuity Separate Account ???.


The divisions of the Separate Account are:
MML Money Market Division    Oppenheimer Money Division           Oppenheimer Multiple Strategies Division
MML Managed Bond Division    Oppenheimer Bond Division            Oppenheimer Growth Division
MML Blend Division           Oppenheimer Strategic Bond Division  Oppenheimer Capital Appreciation Division
MML Equity Division          Oppenheimer High Income Division     Oppenheimer Global Securities Division

Each division invests in a corresponding Fund. The investment strategy and objectives for each Fund are given in the Prospectus.
--------------------------------------------------------------------------------

FIXED ACCOUNT INFORMATION  (See The Fixed Account provision in Part 3.)
-------------------------

For each segment of the Fixed Account, the guaranteed rate of interest will be at least 3%.
--------------------------------------------------------------------------------

OTHER INFORMATION
-----------------

Owner and Beneficiary - see application attached to this contract.

                              Part 1. The Basics Of This Contract

                              In this Part, we discuss some basic concepts that are necessary to understand this contract.

The Parties Involved-         The Owner is the person who owns this contract, as
Owner, Joint                  shown on our records.
Owner, Annuitant,
Beneficiary,                  A Joint Owner may be named on this contract. In
Irrevocable                   this case, the Owner and the Joint Owner will have
Beneficiary, Payee            equal and undivided interest in this contract.
                              While a Joint Owner is named under this contract:

                                    .  All rights and benefits conditioned on
                                       the Owner living are conditioned on both the Owner and the Joint Owner living;

                                    .  Either the Owner or the Joint Owner may
                                       exercise an Owner right with the consent, satisfactory to us, of the other;

                                    . All notices, any tax forms, and any other mailings about this contract will be sent to the Owner's mailing address; and

                                    . Any benefit payable upon the death of the Owner will be payable upon the death of the Owner or the Joint Owner, whomever dies first.

                              The Annuitant is the person on whose life this contract is issued. Payment of the maturity benefit will be made if that person is living when this contract matures. The Annuitant may be the Owner of this contract, or someone else may be the Owner; in the latter case, payment of the maturity benefit will be made if both the Annuitant and Owner are living when this contract matures.

                              Example: You buy a contract on your own life
                                       and name yourself as Owner. In this case, you are both the Annuitant and Owner. If you buy a contract on your spouse's life and name yourself as Owner, then the Annuitant and Owner are different people.

                              A Beneficiary is any person named on our records to receive death proceeds after the Annuitant or Owner dies. There may be different classes of Beneficiaries, such as primary and secondary. These classes set the order of payment. There may be more than one Beneficiary in a class.

                              Example: Debbie is named as primary (first)
                                       Beneficiary. Anne and Scott are named as Beneficiaries in the secondary class. If Debbie is alive when the Annuitant dies, she receives any death benefit. But if Debbie is dead and Anne and Scott are alive when the Annuitant dies, Anne and Scott receive any death benefit.

                              Any Beneficiary may be named an Irrevocable
                              Beneficiary. An Irrevocable Beneficiary is one whose consent is needed to change the named Beneficiary. Also, this Beneficiary must consent to the exercise of other contract rights.

                              The Payee is the person named on our records to receive the maturity benefit when this contract matures. The Annuitant is the Payee unless the Owner names another Payee.

Dates - Contract              Two important dates shown on the Schedule Page are
Date, Contract                the Contract Date and the Issue Date.
Anniversary Date,
Contract Year, Issue          The Contract Date is the starting point for
Date, Maturity Date           determining Contract Anniversary Dates and
                              Contract Years. The first Contract Anniversary
                              Date is one year after the Contract Date. The period from the Contract Date to the first
                              Contract Anniversary Date, or from one Contract
                              Anniversary Date to the next, is called a Contract
                              Year.

                              Example: The Contract Date is June 10, 19X1. The
                                       first Contract Anniversary Date is June
                                       10, 19X2. The period from June 10, 19X1, through June 9, 19X2, is a Contract Year.

                              The Issue Date is used to determine the start of the contestability period. We discuss contestability below.

                              Another important date shown on the Schedule Page is the maturity date. This is the date the maturity benefit is payable unless an earlier or later maturity date is elected (see Part 4). The maturity benefit will be payable only if this contract is in force and the Annuitant and Owner are living on the maturity date.

This Is A Legal Contract      This annuity is a legal contract between the Owner
                              and us. The entire contract consists of the application and the annuity, which includes any riders. We have issued this contract in return for the application and the payment of the first purchase payment. Any change or waiver of its terms must be in writing and signed by our Secretary or an Assistant Secretary to be effective.

Trusts And Other Agreements   We are not responsible for carrying out the terms
                              of any trust or other agreement that is not a part of this contract. Our only responsibility is to perform according to the terms of this contract.

Representations And           We rely on all statements made by or for the
Contestability                Annuitant in the application. Legally, these
                              statements are considered to be representations and not warranties. We can bring legal action to contest the validity of this contract for any material misrepresentation of a fact. To do so, however, the misrepresentation must have been in the application for this contract and a copy of the application must have been attached to this contract when issued.

                              In the absence of fraud, we cannot contest the validity of this contract after it has been in force during the lifetime of the Annuitant for two years from its Issue Date.

Misstatement Of Age Or Sex    One of the questions in the application concerns
                              the Annuitant's date of birth; another concerns the Annuitant's sex. If the sex or date of birth given is not correct, all benefits and amounts payable under this contract will be what would have been provided if the correct sex and date of birth had been given.

                              No life income payments will be made until we have received satisfactory proof of the Annuitant's sex and date of birth at our Service Center.

Meaning Of In Force           "In force" means that this contract has not
                              terminated. This contract is in force from its Issue Date or, if later, the date the first purchase payment is paid. Subject to the Right To
                              Terminate Contract provision in Part 2, payment of future purchase payments is not required to continue this contract in force.

Service Center                All service for this contract is provided through
                              our Service Center. The mailing address and telephone number of our Service Center are shown on the Schedule Page. We will send written notice of any change in this information.

Contract State                This contract shall be construed according to the
                              laws of the state in which it was delivered.

Currency All payments made to us and by us will be in the lawful currency of the United States of America. All monetary amounts shown in this contract are in U.S. dollars.

Contract Is Not               This contract is "not participating," which means
Participating                 that no dividends are payable on this contract.


                              Part 2.   Purchase Payments

                              Purchase payments are the amounts that may be paid to us under this contract. Purchase payments for this contract are discussed in this Part.

The First Purchase Payment    The first purchase payment for this contract is
                              due on the Contract Date. This contract will not be in force until the first purchase payment has been paid to us.

Purchase Payment Flexibility  After the first purchase payment has been paid and subject to the Right To Terminate Contract provision, payment of additional purchase payments is not required to continue the contract in force. Instead, any amount may be paid at any time before the maturity date while the Annuitant and Owner are living. However, no purchase payment can be less than $100 without our consent.

                              We have the right to set a maximum limit on the total amount of purchase payments that may be made under this contract. Any such limit will not be less than $500,000.

Right To Terminate Contract   We have the right to terminate this contract if:

                                    . No purchase payment has been made for at least two consecutive years measured from the date we received the last purchase payment; and

                                    .  Each of the following amounts is less
                                       than $2,000 on the date we send notice of our election to terminate this contract:

                                       (1) The accumulated value of this
                                           contract (see Part 3) less any
                                           premium tax we would deduct on
                                           redemptions;

                                       (2) The cash redemption value (see Part
                                           4); and

                                       (3) The sum of all purchase payments made
                                           into this contract less any partial
                                           redemption amounts.

                              If we exercise this right, we will mail a written notice of termination to the Owner at the last known address shown on our records. This notice will state that the contract will terminate 30 days after we have mailed the notice unless we receive a purchase payment that brings the accumulated value (less any premium tax) to at least $2,000 before that time.

                              If we terminate this contract, we will pay to the Owner the greater of the amounts in items (1) and
                              (2) above.

Where To Pay                  All purchase payments are payable to us at our
                              Service Center. Upon request, a receipt signed by our Secretary or an Assistant Secretary will be given for any purchase payment made.

Net Purchase Payments         A net purchase payment is a purchase payment we
                              receive less any premium tax we deduct at that time.


Allocation Of Net             Each net purchase payment we receive will be
Purchase Payments             allocated among the segments of the Fixed Account
                              and the divisions of the Separate Account, as directed in the application. This allocation will remain in effect until changed by any later election satisfactory to us and received at our Service Center.

                              If the allocation of any net purchase payment would not meet the requirements stated in the MVA Segments provision (see Part 3), we will promptly refund the purchase payment made.

                              Part 3. Accounts, Values, And Charges


                              This contract provides that certain values
                              (referred to as variable values) are based on the investment performance of the Separate Account and are not guaranteed as to dollar amount. This contract also provides that other values (referred to as fixed values and market values) are based on the value of amounts credited to the Fixed Account. This Part gives information about these Accounts and the values and charges connected with them.

                              The Separate Account And The Fixed Account

The Separate Account          The Separate Account shown on the Schedule Page is
                              a separate investment account we have established under Missouri law. It is subject to the laws of the state in which this contract was delivered.

                              The Separate Account has several divisions. Each division invests in shares of an investment Fund. The divisions are shown on the Schedule Page.

                              The values of the assets in the divisions are variable and are not guaranteed. They depend on the investment results of the Separate Account shown on the Schedule Page.

                              We own the assets of the Separate Account. Those assets will only be used to support variable annuities. A portion of the assets equal to the reserves and other liabilities of the Separate Account will not be charged with liabilities that arise from any other business we may conduct. However, we may transfer assets exceeding the reserves and other liabilities of the Separate Account to our general account. The income and capital gains and losses, whether or not realized, from each division of the Separate Account are credited to or charged against that division without regard to any of our other income and capital gains or losses. The assets of the Separate Account are protected from the claims of our creditors.

Changes In The Separate       We have the right to establish both additional
Account                       divisions of the Separate Account and additional
                              Separate Accounts from time to time. Amounts credited to any additional divisions established would be invested in shares of other Funds. For any division, we have the right to substitute new
                              Funds.

                              Subject to applicable provisions of federal securities laws, we have the right to change the investment policy of any division of the Separate Account with the approval of the Missouri Insurance Commissioner. If required, evidence of the approval of a material change by the Missouri Insurance Commissioner will be filed with the insurance supervisory official of the state where this contract is delivered. We will notify the Owner if the Missouri Insurance Commissioner approves any material change.

                              We have the right to withdraw availability of any division of the Separate Account for future amounts being credited. We will notify the Owner before we withdraw any division of the Separate Account.

                              We have the right to operate the Separate Account as a unit investment trust under the Investment Company Act of 1940 or in any other form permitted by law.

Accumulation Units And        Accumulation units are used to measure the
Annuity Units                 variable values on or before the maturity date of
                              this contract. Annuity units are used to determine the amount of each payment of Variable Monthly
                              Income after those payments have begun. The value of a unit is determined as of the valuation time on each valuation date for valuation of the Separate Account. The value of any unit can vary from valuation date to valuation date. That value reflects the investment performance of the division of the Separate Account applicable to that unit. The value of accumulation units and annuity units is discussed further in Part 7.

Valuation Date,               A valuation date is any date the New York Stock
Valuation Time,               Exchange (or its successor) is open for trading. A
Valuation Period              valuation period is the period of time from the
                              end of one valuation date to the end of the next valuation date. The valuation time is the time of day the New York Stock Exchange (or its successor) closes on a valuation date. All actions to be performed on a valuation date will be performed as of the valuation time.

Purchase And Sale Of          Amounts may be credited to a division of the
Accumulation Units            Separate Account through:

                                    .  Allocation of net purchase payments to
                                       the division (see Part 2); and

                                    . Transfers of values to the division from other divisions or from the Fixed Account (see Transfers Of Values provision in
                                       Part 4).

                              Amounts may be taken from a division through:

                                    .  Maturity of the contract (see Part 5);

                                    .  Death of the Annuitant or Owner (see Part
                                       5);

                                    .  Full or partial redemption (see Part 4);

                                    . Transfers of values from the division to any other divisions or to the Fixed Account (see Part 4);

                                    .  Assessment of an administrative charge
                                       from the division (see Administrative
                                       Charge provision below in this Part); and

                                    .  Assessment of a transfer fee from the
                                       division (see Transfer Fee provision
                                       below in this Part).

                              Amounts are credited to and taken from divisions of the Separate Account by purchasing and selling accumulation units. Accumulation units will be purchased and sold at the unit value as of the valuation time on the valuation date of purchase or sale. The number of units purchased or sold will be the amount of money for purchase or sale divided by that unit value.

                              Example: The amount applied is $550. The
                                       date of purchase is June 10, 19X4. The
                                       accumulation unit value on that date is
                                       $10. The number of units purchased would be 55 ($550 divided by $10 = 55). If, instead, the unit value was $11, then the amount applied would purchase 50 units ($550 divided by $11 = 50).

                              If a purchase payment, or a request that causes us to purchase or sell accumulation units, is received by us before the valuation time on a valuation date, accumulation units will be purchased or sold as of that valuation date. Otherwise, accumulation units will be purchased or sold as of the next following valuation date.

                              In no case will accumulation units be purchased or sold before the Contract Date.

The Fixed Account             The Fixed Account is part of our general
                              investment account. It has no connection with, and does not depend on, the investment performance of the Separate Account. Unlike the Separate
                              Account, amounts held in the Fixed Account are not protected from the claims of our creditors.

                              The Fixed Account has distinct segments in which amounts credited earn interest at different rates and for different periods of time. We have the right to establish additional segments of the Fixed Account from time to time. Also, we have the right to withdraw availability of any segment of the Fixed Account for future amounts being credited. The effect of this withdrawal is discussed in the next provision.

MVA Segments                  The segments of the Fixed Account are MVA
                              segments. The "MVA" indicates that amounts taken from these segments may be subject to a market-value adjustment (see the Market Value In
                              The MVA Segments provision below in this Part).

                              Amounts may be credited to an MVA segment through:

                                    .  Allocation of net purchase payments to
                                       the MVA segment (see Part 2);

                                    . The crediting of accumulated amounts that were left in the MVA segment to the end of the guarantee period (see below in this provision); and

                                    .  Transfers of values to the segment from
                                       other MVA segments or from divisions of
                                       the Separate Account (see Transfers Of
                                       Values provision in Part 4).

                              Any amount credited to an MVA segment at any one time must be at least $1,000.

                              Amounts credited to an MVA segment will accumulate at a guaranteed rate of interest if left in the segment for a stated period of time. We refer to this period as the "guarantee period" for the MVA segment. The guaranteed rate of interest is set when an amount is credited and is the same for all contracts in this class. Guaranteed rates for amounts currently being credited to MVA segments are available by calling the Service Center. The lowest guaranteed rate we can use is shown on the Schedule Page.

                              Guaranteed rates of interest for amounts credited at various times to the same MVA segment are subject to change. However, once an amount is credited to an MVA segment, the guaranteed rate used to accumulate that amount will be fixed for the entire guarantee period.

                              Example: An amount of $1,000 is applied on
                                       May 10, 19X1, to an MVA segment with a
                                       5-year guarantee period. The guaranteed
                                       rate for amounts applied to this segment on May 10, 19X1, is 6%. If the $1,000 is left in that segment until May 10, 19X6, it will accumulate at a 6% effective annual rate of interest for the full 5 years to $1,338.23.

                                       An amount of $1,000 applied to the same
                                       segment on June 2, 19X1, has a guaranteed rate of 6.5%. If that amount is left in the segment until June 2, 19X6, it will accumulate at a 6.5% effective annual rate of interest for the full 5 years to $1,370.09.

                              Once an amount credited to an MVA segment has remained in that segment to the end of the guarantee period, the resulting accumulated amount is credited as of that date to the same MVA segment at the guaranteed rate for that segment as of that date. However, if that MVA segment is no longer available as of that date, the accumulated amount will instead be credited to the available MVA segment with the next shorter guarantee period or, if none is available, the available MVA segment with the next longer guarantee period.

                              Example: Using the example above, if the
                                       $1,000 amount applied on May 10, 19X1, is left at 6% until May 10, 19X6, its accumulated value of $1,338.23 is applied as of that date for another 5-year period. If the guaranteed rate for amounts applied to this segment on May 10, 19X6, is 7%, the $1,338.23 will then accumulate at 7%.

                              We will send to the Owner written notice that the guarantee period for an amount credited to an MVA segment is about to end. The notice will give:

                                    .  The date the amount was credited;

                                    .  The amount for that date still left in
                                       the segment;

                                    .  The date the guarantee period will end;
                                       and

                                    .  The accumulated amount as of that date.

                              The notice will also specify which MVA segment the accumulated amount will be credited to, and how to determine the guaranteed rate that will be applied to it. This notice will be sent 45 to 75 days before the end of the guarantee period.

                              Amounts may be taken from an MVA segment through:

                                    .  Maturity of the contract (see Part 5);

                                    .  Death of the Annuitant or Owner (see Part
                                       5);

                                    .  Full or partial redemption (see Part 4);

                                    .  Transfers of values from the segment to
                                       other MVA segments or to divisions of the Separate Account (see Transfers Of Values provision in Part 4);

                                    .  Assessment of an administrative charge
                                       (see Administrative Charge provision
                                       below in this Part); and

                                    .  Assessment of a transfer fee (see
                                       Transfer Fee provision below in this
                                       Part).

                              If an amount is taken from an MVA segment before the end of its guarantee period, its market value may be higher or lower than its accumulated value. See the Market Value In The MVA Segments provision in the next section.

                              Values Of This Contract

Accumulated Value Of          The accumulated value of this contract on any date
Contract                      is the variable value of this contract plus the
                              fixed value of this contract, both determined as of that date.

Variable Value Of Contract    The value of the accumulation units credited to
                              this contract in a division of the Separate
                              Account is equal to the accumulation unit value in that division on the date the value is determined, multiplied by the number of those units in that division.

                              The variable value of this contract on any date is the total of the values of the accumulation units credited to this contract in each division of the Separate Account.

Fixed Value Of Contract       The fixed value of this contract on any date is
                              the sum, over all of the MVA segments of the Fixed
                              Account, of the amounts credited to this contract still left in those segments accumulated at interest to that date. In accumulating each amount, we use an effective annual rate of interest equal to the guaranteed rate for that amount.

                              Example: An amount of $1,000 is applied on
                                       May 10, 19X1, to an MVA segment with a
                                       5-year guarantee period. The guaranteed
                                       rate for amounts applied to this segment on May 10, 19X1, is 6%. If the $1,000 is left in that segment until May 10, 19X6, it will accumulate at a 6% effective annual rate of interest for the full 5 years to $1,338.23. The value of that $1,000 amount on May 10, 19X5, at the 6% guaranteed rate, is $1,262.48 ($1,000 accumulated for 4 years at 6% interest).

                                       An amount of $1,000 applied to the same
                                       5-year MVA segment on May 10, 19X2, has a guaranteed rate of 6.5%. If left in the segment until May 10, 19X7, it will accumulate to $1,370.09. The value of that $1,000 amount on May 10, 19X5, at the 6.5% guaranteed rate, is $1,207.95 ($1,000 accumulated for 3 years at 6.5% interest).

                                       If these are the only amounts credited to your contract in MVA segments that are still left in those segments, then the fixed value of the contract on May 10, 19X5, is $2,470.43 ($1,262.48 plus
                                       $1,207.95).

Market Value Of Contract      The market value of this contract on any date is
                              the variable value of this contract plus the market value in the MVA segments.

Market Value In The MVA       The market value in the MVA segments on any date
Segments                      is the sum, over all of the MVA segments in the
                              Fixed Account, of the market values of the amounts credited to this contract still left in those segments.

                              The market value of an amount credited to an MVA segment is based on:

                                   (1) Its accumulated value if left in the MVA
                                       segment to the end of the guarantee
                                       period;

                                   (2) The period of time from the current date
                                       to the end of the guarantee period for
                                       the amount; and

                                   (3) The guaranteed rate currently applied to
                                       amounts credited to an MVA segment with a guarantee period equal in whole years to the period of time determined in (2) above. However, if the period of time determined in (2) above is not a whole number of years, we will use the guaranteed rate for the MVA segment for the next higher whole number of years. (The guaranteed rate currently applied to amounts credited to MVA segments is available by calling the Service Center.)

                              The market value on any date of an amount credited to an MVA segment is equal to:

                                   .   The amount determined in (1) above;
                                       discounted at

                                   .   The effective annual rate of interest
                                       equal to the guaranteed rate determined
                                       in (3) above; for

                                   .   The period of time determined in (2)
                                       above.

                              However, if the period of time determined in item
                              (2) above for an amount in an MVA segment is 30 days or less, that amount will not be subject to market-value adjustment. Also, any amount taken from an MVA segment through assessment of an administrative charge or a transfer fee will not be subject to a market-value adjustment. In each of these cases, the market value of that amount will be the amount accumulated to the current date at an effective annual rate of interest equal to its respective guaranteed rate.

                            Example 1: An amount of $1,000 is applied on
                                       May 10, 19X1, to an MVA segment with a
                                       5-year guarantee period. The guaranteed
                                       rate for amounts applied to this segment on May 10, 19X1, is 6%. If the $1,000 is left in that segment until May 10, 19X6, it will accumulate at a 6% effective annual rate of interest for the full 5 years to $1,338.23.

                                       The full amount is taken from the MVA
                                       segment on May 10, 19X5:

                                         (1) Its accumulated value at the end of
                                             the guarantee period (5 years)
                                             would be $1,338.23;

                                         (2) The period of time from May 10,
                                             19X5, to May 10, 19X6, is one year;
                                             and

                                         (3) The guaranteed rate applied on May
                                             10, 19X5, to amounts credited to a
                                             1-year MVA segment is 4%.

                                       The market value on May 10, 19X5, of the amount credited to the 5-year MVA segment on May 10, 19X1, is $1,338.23 discounted at 4% for one year, or $1,286.76 ($1,338.23 divided by 1.04 = $1,286.76).
                                       The accumulated value on May 10, 19X5,
                                       of that amount is $1,262.48 ($1,000
                                       accumulated for 4 years at 6%).

                            Example 2: An amount of $1,000 applied to a 7-year
                                       MVA segment on May 10, 19X2, with a
                                       guaranteed rate of 5% will accumulate
                                       to $1,407.10 if left in that segment
                                       until May 10, 19X9.


                                       The full amount is taken from the MVA
                                       segment on May 10, 19X5:

                                         (1) Its accumulated value at the end of
                                             the 7-year guarantee period (May
                                             10, 19X9) would be $1,407.10;

                                         (2) The period of time from May 10,
                                             19X5, to May 10, 19X9, is four
                                             years; and

                                         (3) The guaranteed rate applied on May
                                             10, 19X5, to amounts credited to a
                                             4-year MVA segment is 10%.

                                       The market value on May 10, 19X5, of the amount credited to the 7-year MVA segment on May 10, 19X2, is $1,407.10 discounted at 10% for four years, or $961.07. The accumulated value on May 10, 19X5, of that amount is $1,157.63 ($1,000 accumulated for 3 years at 5%).

                              For each MVA segment, amounts credited to the contract that are still in the segment are taken in a certain order until the total market value needed from the segment is taken. We first take the amount with the shortest time left in the guarantee period, then the amount with the next shortest time left, and so on. However, for transfers and partial redemptions taken from an MVA segment, the Owner may choose a different order.

                              Contract Charges

Administrative Charge         An administrative charge will be assessed each
                              year on the Contract Anniversary Date. An administrative charge will also be assessed upon full redemption, death, or maturity. In either case, however, we will not assess the charge if the accumulated value of the contract at that time is $50,000 or more.

                              The amount of the administrative charge will be determined each year by us. However, it will not exceed $50, or any lower limit required by law. Any administrative charge assessed will be taken:

                                    .  First, from all divisions in the Separate
                                       Account on a pro rata basis, based on the variable value of this contract in each division; and

                                    . Second, any remainder will be taken from all MVA segments of the Fixed Account on a pro rata basis, based on the fixed value of this contract in each segment.

                              The administrative charge discussed in this provision is in addition to any charge for administrative expenses contained in the asset charge discussed in the Net Investment Factor provision in Part 7.

Deductions For Sales Charges  Sales charges are not deducted from purchase payments when received by us. Instead, we may make deductions for sales charges from amounts payable upon full or partial redemption of this contract. We may also make deductions for sales charges from the death benefit in certain cases. Finally, we may make deductions for sales charges from the maturity value on the maturity date of this contract.

                              In certain situations, however, sales charges will not apply. Sales charges will not be assessed on the following amounts of purchase payments:

                                    1. All amounts paid as death benefits due to
                                       the Annuitant's death if the Annuitant's age on the Contract Date (shown on the Schedule Page) is 75 or less;

                                    2. The full amount if the Annuitant has not
                                       reached age 59 1/2 and all proceeds from maturity or full redemption of this contract are applied under any one, or more than one, of the following payment options:

                                          a. Variable Monthly Income Option B
                                             with payments for 10 years or more;
                                             and

                                          b. Variable Monthly Income Options C,
                                             E, and F;

                                    3. The full amount if the Annuitant has
                                       attained age 59 1/2 and all proceeds from maturity or full redemption of this contract are applied under any one, or more than one, of the following payment options:

                                          a. Fixed Income or Variable Monthly
                                             Income Option B with payments for
                                             10 years or more; and

                                          b. Fixed Income or Variable Monthly
                                             Income Options C, E, and F;

                                    4. During any Contract Year:

                                          a. Any amounts not yet redeemed for
                                             which the sales charge percentage
                                             (see Amount Of Sales Charge
                                             provision below) is 0%; and

                                          b. 10% of the amounts not yet
                                             redeemed for which the sales charge
                                             percentage is 1% or greater.

Amount Of Sales Charge        Sales charges are based on the purchase payments
                              made and the time that has passed since we received them.

                              The part of the sales charge related to a purchase payment is a level percentage of that payment during each year since it was paid. For each successive year, the percentage decreases until it becomes zero. Sales charge percentages for each purchase payment are shown in the table below.

                               Year Since              Year Since
                                Payment    Percentage   Payment       Percentage
                               ----------  ----------  ----------     ----------
                                  1st         7%          5th              3%
                                  2nd         6           6th              2
                                  3rd         5           7th              1
                                  4th         4           8th and later    0

                              Example: You make a $1,000 purchase payment
                                       on May 10, 19X1. The part of the sales
                                       charge related to this purchase payment
                                       is:

                                            $70 from May 10, 19X1 through May 9,
                                            19X2;

                                            $60 from May 10, 19X2 through May 9,
                                            19X3;

                                             :

                                            $10 from May 10, 19X7 through May
                                            9, 19X8; and $0 thereafter.

                              Subject to the limits stated above in the Deductions For Sales Charges provision, the sales charge at any time is based solely on the purchase payments assumed to be redeemed at that time. In determining the sales charge, we assume that purchase payments are redeemed in the order in which they are paid. Any amounts in excess of purchase payments are assumed to be redeemed last.

                              Example: You've made two purchase payments  of
                                       $1,000 each, one on May 10, 19X1, and
                                       the other on July 21, 19X4.

                                       You make your first request for a partial redemption on August 7, 19X5; it is for $800. The sales charge is based solely on the first $1,000 purchase payment, made in 19X1, since it exceeds the $800 requested. Since August 7, 19X5, is during the 5th year since the purchase payment was made, the sales charge percentage is 3%. But a sales charge is assessed only on $600 (all but 10% of the $2,000 not yet redeemed). The sales charge is therefore $18 (3% of $600), and you receive $782.

                                       You request a second partial redemption
                                       of $800 on September 21, 19X8. The sales charge is based on the remaining $200 from the first purchase payment and on $600 from the second. The percentage for the first purchase payment is 0% (8th year since payment) and for the second is 3% (5th year since payment). But a sales charge is assessed only on $500 (none of the $200 not yet redeemed having a percentage of 0% and, on the $600, all but 10% of the $1,000 not yet redeemed having a percentage of 1% or greater). The sales charge is then $15 (3% of $500), and you receive $785.

Transfer Fee                  We reserve the right to assess a transfer fee of
                              $20 for each transfer of value in a Contract Year in excess of four transfers.

                              If we assess a transfer fee, it will be assessed as of the date of the transfer. Any transfer fee assessed will be taken from the divisions of the Separate Account, and the MVA segments of the Fixed Account, from which the amounts are transferred.

                              Part 4. Life Benefits

                              This variable annuity contract provides a maturity benefit if the Annuitant and Owner are living on the maturity date and the contract is in force at that time. It provides a death benefit if the Annuitant or Owner dies before the maturity date while the contract is in force. There are other rights and benefits available under this contract. These "Life Benefits" are discussed in this Part.

                          Contract Ownership

Rights Of Owner           While the Annuitant is living, the Owner may exercise
                          all rights given by this contract or allowed by us.
                          These rights include assigning this contract, changing
                          Beneficiaries, changing ownership, enjoying all contract benefits, and exercising all contract options. The consent of any Irrevocable Beneficiary is needed to exercise any contract right.

Assigning This Contract   This contract may be assigned. But for any assignment
                          to be binding on us, we must receive a signed copy of it at our Service Center. We will not be responsible for the validity of any assignment.

                          Once we receive a signed copy, the rights of the Owner and the interest of any Beneficiary or any other person will be subject to the assignment.

Changing The Owner,       The Owner, the Payee, or the Beneficiary may be
Payee, Or Beneficiary     changed while the Annuitant is living. We do not limit
                          the number of changes that may be made. To make a change, the Owner's written request, satisfactory to us, must be received at our Service Center. The change will take effect as of the date the request is signed, even if the Annuitant or Owner dies before we receive it. Each change will be subject to any payment we made or other action we took before receiving the request.

Transfers Of Values       Transfers of values are subject to the limitations
                          stated in the Limitations On Transfers provision below. Subject to those limitations, transfers of values may be made upon direction, satisfactory to us, received at our Service Center. These transfers are:

                               . Transfers of values between divisions of the
                                 Separate Account. Before any proceeds from this contract are applied to a payment option, these transfers will be made by selling all or part of the accumulation units in a division and applying the value of the sold units to purchase units in any other division. While payments are being made under a Variable Monthly Income payment option, these transfers will be made by exchanging all or part of the annuity units in a division for a number of annuity units in any other division that give the same amount of monthly income as of the date of transfer.

                               . Transfers of values from one or more divisions
                                 of the Separate Account to one or more MVA segments of the Fixed Account. These transfers will be made by selling all or part of the accumulation units in a division and applying the value of the sold units to one or more MVA segments of the Fixed Account.

                               . Transfers of values from one or more MVA
                                 segments of the Fixed Account to one or more divisions of the Separate Account. These transfers will be made by applying all or part of the market value in an MVA segment to purchase accumulation units in one or more divisions of the Separate Account.

                               . Transfers of values between MVA segments of the
                                 Fixed Account. These transfers will be made by applying all or part of the market value in an MVA segment to any other MVA segment.

                          An amount transferred from a division of the Separate Account or from a segment of the Fixed Account may be expressed in terms of either a dollar amount or a whole-number percentage.

                          Transfers involving the Separate Account will be as of the valuation date specified in the Purchase And Sale Of Accumulation Units provision in Part 3. All transfers made on one date will be considered one transfer.

Limitations On            The smallest amount that can be transferred from a
Transfers                  division of the Separate Account is $500 or, if less,
                          the value of the accumulation units or annuity units credited to this contract in that division. The smallest accumulated amount that can be transferred from a segment of the Fixed Account with respect to any amount credited is $500 or, if less, all of that amount still left in the segment as of the date of transfer. Transfers of values are also subject to any limits stated in the MVA Segments provision in Part 3.

                          We reserve the right to limit the number and frequency of transfers allowed during any Contract Year.

                          Transfers cannot be made during the 30-day period ending on the maturity date.

                          While any amounts are applied under a Variable Monthly Income payment option, transfers of values are allowed only between divisions of the Separate Account.

                          Redeeming This Contract

Right To Redeem           This contract may be redeemed for its cash redemption
                          value, while the Annuitant and Owner are living, at any time before it matures. Redemption will be effective on the date we receive this contract and a written redemption request, satisfactory to us, at our Service Center. A later effective date may be elected in the redemption request.

Cash Redemption Value     The cash redemption value on any date is the market
                          value of this contract less any deductions for sales and administrative charges and less any premium tax we deduct at that time. The market value of this contract is described in Part 3.

Partial Redemptions       Partial redemptions may be made, while the Annuitant
                          and Owner are living, at any time before this contract matures. For amounts redeemed from the Separate
                          Account, the request must state the division (or divisions) from which redemption will be made. For amounts redeemed from the Fixed Account, the request must also state the segment (or segments) from which the redemption will be made.

                          Partial redemptions from a division (or divisions) of the Separate Account will be made by selling a sufficient number of accumulation units to provide the partial redemption including any sales charge deduction that applies to that redemption. Partial redemptions from an MVA segment of the Fixed Account will be made by reducing the amounts credited to that segment, in the order in which they were credited (unless another order is specified by the Owner), to provide a market value equal to the partial redemption including any sales charge deduction that applies to that redemption.

                          Any partial redemption will be subject to the limits set forth below.

                               . Any partial redemption must be for at least
                                 $100.
                               . The accumulated value of the contract
                                 remaining after a partial redemption must be at least $1,000 plus any premium tax we would deduct at that time on a full redemption.

When And How We Pay       Any partial redemption made will be paid in one sum.
                          However, if the entire contract is redeemed, the cash redemption value may be paid in one sum or applied under any payment option. See Part 6.

                          We will pay all redemptions within seven days after the written request for the redemption is received by us at our Service Center. However:

                               . For redemptions from the Separate Account, this
                                 time period is subject to any extension
                                 permitted under federal laws, rules, and regulations applying to redemption of variable annuity contracts; and


                               . For redemptions from the Fixed Account, we may
                                 delay payment for up to six months from the date the request is received by us at our Service Center. If payment is delayed 30 days or more, we will add interest at the rate payable under our Option D payment option.

                          Right To Change The Maturity Date




Electing An Early         Before this contract matures and while it is in force,
Maturity Date             the maturity date may be changed to any date that is
                          earlier than the maturity date then in effect. To elect an earlier maturity date, we require that the Owner's written election for the change be received at our Service Center at least 30 days before the early maturity date wanted.




Electing A Later          Before this contract matures and while it is in force,
Maturity Date             the maturity date may be changed to any date that is
                          later than the maturity date then in effect. However, that later maturity date must be on or before the Contract Anniversary Date nearest the Annuitant's 90th birthday. To elect a later maturity date, the Owner must send us written election to be received at our Service Center within 90 days before the maturity date then in effect. Any rider this contract has will be cancelled when the change is made.

                          Other Provisions Regarding Life Benefits

Periodic Statements       While this contract is in force before the maturity
                          date, or the Annuitant's or Owner's death if earlier, we will send a Status Report to the Owner at least semiannually. This Report will show:

                             . The number of accumulation units in each division
                               of the Separate Account;
                             . The accumulation unit value in each division of
                               the Separate Account;
                             . The accumulated amounts in the MVA segments of
                               the Fixed Account;
                             . The market value in the MVA segments;
                             . The accumulated value of this contract;
                             . The cash redemption value of this contract; and . Any other information required by applicable law.

                          All this information will be as of a date not more than 45 days before the date the Status Report is mailed.

                          We will also give the Owner any other periodic reports, containing information about this contract, that may be required by federal or state law.



Receipt Of Information    Any directions, requests, or other information
                          received other than by mail at our Service Center after the time set for valuation of the Separate
                          Account will be deemed to have been received the next day.


                          Part 5.   Maturity Benefit And Death Benefit

                          The maturity benefit is the payment we will make when this contract matures if the Annuitant and Owner are living at that time. The death benefit is the amount of money we will pay when we receive due proof at our Service Center that the Annuitant, or Owner if the Annuitant is still living, has died before the contract matures. These benefits are discussed in this Part.

                          Maturity Benefit



Maturity Value            The maturity value is the cash redemption value of
                          this contract on the maturity date.

Monthly Life Income       When this contract matures, the maturity value will be
                          applied to provide a monthly life income under Variable Monthly Income Payment Option C, as described in Part 6. This income will be based on the life of the Annuitant and will be paid for the lifetime of the Annuitant. The first payment is due on the maturity date. Future payments will be due on the same day of the month as the maturity date. The final payment will be the last one due before the Annuitant's death.

                          There is a guarantee as to the first 120 income payments. If the Annuitant dies before all these payments are made, we will continue to make payments until 120 income payments have been made.

                          The Owner may change the payment option at any time, while the Annuitant is living, up to 30 days before the maturity date.

Alternate Settlements At  There are other settlements available when this
Maturity contract matures. That is, the Owner may elect to have the maturity value either applied under any other payment option discussed in Part 6 or paid in one sum.

                          In any case, if an assignment of this contract is in effect on the maturity date, we have the right to pay the maturity value in one sum. Any amount due the assignee will be paid to the assignee. The balance, if any, will be paid to the Owner.

Restriction On Rights     The Annuitant cannot assign, transfer, or place any
                          restriction on this contract without the Owner's written consent. No income payment under this contract can be assigned, transferred, or taken in advance of its due date, and the right to receive any income payments cannot be restricted, without the Owner's written consent. In any case, the Owner's written consent must be given before the Annuitant dies and must be received at our Service Center.

                          Death Benefit

Amount Of Death           The amount of the death benefit is determined as of
Benefit                   the date we receive due proof of death at our Service
                          Center.

                          If the death benefit is payable due to the death of the Annuitant, the amount of the death benefit is the greater of:

                             . The accumulated value of this contract less any
                               deduction for administrative charge (and any sales charge if the Annuitant's age on the Contract Date exceeds 75); and

                             . The accumulation at interest of all purchase
                               payments made less any partial redemption amounts, but not more than twice the sum of purchase payments less partial redemption amounts. The effective annual rate of interest used in this accumulation will be 5% for any period before the Annuitant's 75th birthday and 0% thereafter.

                          In all cases, the amount of death benefit due to the Annuitant's death is reduced by any premium tax we deduct at that time.

                          If the Owner is not the Annuitant and the death benefit is payable due to the death of the Owner, the amount of the death benefit will be the cash redemption value of this contract.

                          Interest On Maturity Or Death Benefit

Interest Payable          If the maturity value is paid in one sum after this
                          contract matures, we will add interest from the maturity date to the date of payment. If the death benefit is paid in one sum, we will add interest from the date proof of death is received to the date of payment.

                          If the death benefit is applied under a payment option, interest will be paid from the valuation date that is on or next follows the date written notice of death is received to the effective date of that option. It will be paid in one sum to the Beneficiary living on the effective date.

                          In all cases, the amount of interest payable on the maturity value or death benefit will be the same as would be paid under Option D of the payment options for the applicable period of time. See Part 6 for a description of Option D.


                          Part 6.   Payment Options

                          These are Optional Methods of Settlement. They provide alternate ways in which payment can be made. This contract provides Fixed Income payment options. It also provides Variable Monthly Income payment options. These two types of options are discussed below. Any other payment option agreed to by us may be elected.

Fixed Income Payment      A Fixed Income payment option provides payments that
Options                   are guaranteed by us under our general account. The
                          amounts of these payments do not depend on the investment performance of the Separate Account.

                          All the payment options described in this Part are available on a Fixed Income basis. They are described in terms of monthly payments. However, annual, semiannual, or quarterly payments may be requested instead. The amount of these payments will be determined in a way that is consistent with monthly payments and will be quoted on request.

Variable Monthly          A Variable Monthly Income payment option provides
Income Payment            payments that are not guaranteed as to dollar amount.
Options                   Instead, they are based on the investment performance
                          of the Separate Account. Payment options B, C, E, and
                          F are available on a Variable Monthly Income basis.
                          Payment can only be made monthly. The manner in which the dollar amounts of Variable Monthly Income payments are computed is set forth in Part 7.

Availability Of Payment   All or part of the death benefit, the maturity value,
Options                   or the cash redemption value may be applied under any
                          payment option. If the contract is assigned, any amount due to the assignee will be paid in one sum.
                          The balance, if any, may be applied under any payment option.

                          If the Schedule Page shows that this contract was issued on a unisex rate basis, the female rates shown in the Option C, E, and F Tables apply in all cases. The male rates in those Tables do not apply to unisex-rate contracts.

Minimum Amounts           If the amount to be applied under any option is less
                          than $2,000, we may pay that amount in one sum instead. If payments under a Fixed Income option amount to less than $20 each, we have the right to make payments at less frequent intervals. If the first payment under a Variable Monthly Income option amounts to less than $20, we have the right to make a one-sum payment.

Option A Level Income Payment Option (not available as a Variable Monthly Income option). Monthly payments are level. The amount of each payment may not be less than $10 for each $1,000 applied. Interest will be credited each month on the unpaid balance and added to it. This interest will be at a rate determined by us, but not less than the equivalent of 2 1/2% per year. Payments continue until the amount we hold runs out. The last payment will be for the balance only.

Option B Fixed Time Payment Option (available as a Fixed Income option and as a Variable Monthly Income option). For either option, monthly payments will be made for any period selected, up to 30 years. For Fixed Income Option B, the monthly payments are level. They depend on the total amount applied, the period selected, and the monthly payment rates we are using when the first payment is due. The rate for any payment will not be less than shown in the Fixed Income Option B Table.

                              For Variable Monthly Income Option B, the payments are not guaranteed as to amount and may vary during the period selected. The Variable Income Option B Table shows the first monthly payment for each $1,000 applied.

                                        Fixed Income Option B Table
                           Minimum Monthly Payment Rates For Each $1,000 Applied

                                         Monthly         Monthly         Monthly
                                Years    Payment  Years  Payment  Years  Payment

                                  1      $84.28    11     $8.64    21     $5.08
                                  2       42.66    12      8.02    22      4.90
                                  3       28.79    13      7.49    23      4.74
                                  4       21.86    14      7.03    24      4.60
                                  5       17.70    15      6.64    25      4.46

                                  6       14.93    16      6.30    26      4.34
                                  7       12.95    17      6.00    27      4.22
                                  8       11.47    18      5.73    28      4.12
                                  9       10.32    19      5.49    29      4.02
                                 10        9.39    20      5.27    30      3.93

                              For quarterly payment, multiply by 2.994. For semiannual payment, multiply by 5.969. For annual payment, multiply by 11.865.

                                   Variable Monthly Income Option B Table
                              Monthly Payment Rates For First Payment For Each
                            $1,000 Applied, Based On 4% Assumed Investment Rate

                                        Monthly         Monthly          Monthly
                                Years   Payment  Years  Payment   Years  Payment

                                  1     $84.84     11    $9.31     21    $5.81
                                  2      43.25     12     8.69     22     5.64
                                  3      29.40     13     8.17     23     5.49
                                  4      22.47     14     7.72     24     5.35
                                  5      18.32     15     7.34     25     5.22

                                  6      15.56     16     7.00     26     5.10
                                  7      13.59     17     6.71     27     5.00
                                  8      12.12     18     6.44     28     4.90
                                  9      10.97     19     6.21     29     4.80
                                 10      10.06     20     6.00     30     4.72




Option C Lifetime Payment Option. For Fixed Income Option C, the monthly payments are level. For Variable Income Option C, the payments are not guaranteed as to amount and may vary. For either option, the payments are based on the life of a named person. Payments will continue for the life of that person. The three variations are:

                              (1) Payments for life only (available as a Fixed Income option and as a Variable Monthly Income option). No specific number of payments is guaranteed. Payments stop when the named person dies.

                              (2) Payments guaranteed for amount applied (not available as a Variable Monthly Income option). Payments stop when they equal the amount applied or when the named person dies, whichever is later. "Amount applied" means the dollar amount used to provide the income.

                              (3) Payments guaranteed for 5, 10, or 20 years (available as a Fixed Income option and as a Variable Monthly Income option). Payments stop at the end of the selected guaranteed period or when the named person dies, whichever is later.

                              The Fixed Income Option C Table shows the minimum monthly payment for each $1,000 applied. The Variable Monthly Income Option C Table shows the minimum amount of the first monthly payment for each $1,000 applied. The actual payments will be based on the monthly payment rates we are using when the first payment is due. They will not be less than shown in the Table.

                          Fixed Income Option C Table
             Minimum Monthly Payment Rates For Each $1,000 Applied

                    Payments                   Payments Guaranteed For
    Age*            For Life    Amount         5         10         20
Male   Female        Only       Applied      Years      Years      Years

35      40      $    3.01   $    2.95   $    3.00   $   2.99   $   2.97
40      45           3.18        3.11        3.17       3.16       3.14
45      50           3.40        3.30        3.39       3.38       3.34
50      55           3.67        3.53        3.66       3.65       3.58
55      60           4.03        3.82        4.02       3.99       3.86

60      65           4.49        4.18        4.47       4.42       4.18
65      70           5.13        4.63        5.10       4.99       4.51
70      75           6.01        5.21        5.93       5.69       4.82
75      80           7.21        5.94        7.03       6.51       5.06

80      85           8.87        6.89        8.44       7.39       5.20
85                  11.18        8.09       10.19       8.21       5.26

* Age on birthday nearest due date of the first payment. Monthly payment rates for ages not shown will be furnished on request. Monthly payment rates for ages over 85 are the same as those for 85.


                    Variable Monthly Income Option C Table
           Minimum Monthly Payment Rates For First Payment For Each
                  $1,000 Applied, Based on 4%% Interest Rate

                Payments                 Payments Guaranteed For
Adjusted        For Life                  5                  10
Age*             Only                   Years               Years
             M          F           M          F          M          F

40      $    4.11   $   3.90   $    4.10   $   3.89   $   4.09   $   3.88
45           4.31       4.05        4.30       4.04       4.28       4.03
50           4.56       4.24        4.55       4.23       4.52       4.21
55           4.87       4.48        4.85       4.47       4.81       4.45
60           5.28       4.80        5.26       4.79       5.19       4.75

65           5.85       5.22        5.81       5.20       5.67       5.15
70           6.61       5.81        6.52       5.77       6.27       5.66
75           7.62       6.61        7.44       6.54       6.96       6.31
80           8.96       7.75        8.60       7.58       7.72       7.10
85          10.77       9.36       10.02       8.96       8.48       7.94

* Age on birthday nearest the due date of the first payment, adjusted according to the table in the Basis Of Computation provision in Part 7. Monthly payment rates for adjusted ages not shown will be furnished on request.

Option D Interest Payment Option (not available as a Variable Monthly Income option). We will hold any amount applied under this option. Interest on the unpaid balance will be paid each month at a rate determined by us. This rate will not be less than the equivalent of 2 1/2% per year.

Option E Joint Lifetime Payment Option (available as a Fixed Income option and as a Variable Monthly Income option). For Fixed Income Option E, the monthly payments are level. For Variable Income Option E, the payments are not guaranteed as to amount and may vary. For either option, the payments are based on the lives of two named persons. While both are living, one payment will be made each month. When one dies, payments continue for the lifetime of the other. The two variations are:

                          (1) Payments for two lives only. No specific number of payments is guaranteed. Payments stop when both named persons have died.

                          (2) Payments guaranteed for 10 years. Payments stop at the end of 10 years or when both named persons have died, whichever is later.

                          The Fixed Income Option E Table shows the minimum monthly payment for each $1,000 applied. The Variable Monthly Income Option E Table shows the minimum amount of the first monthly payment for each $1,000 applied. The actual payments will be based on the monthly rates we are using when the first payment is due. They will not be less than shown in the Table.

--------------------------------------------------------------------------------
                          Fixed Income Option E Table
             Minimum Monthly Payment Rates For Each $1,000 Applied

                          Payments For Two Lives Only

                    M50       M55       M60       M65       M70       M75
      Age*          F55       F60       F65       F70       F75       F80
   M      F
   50     55     $   3.25  $   3.35  $   3.45  $   3.52  $   3.57  $   3.61
   55     60         3.35      3.50      3.64      3.75      3.84      3.91
   60     65         3.45      3.64      3.83      4.00      4.15      4.27
   65     70         3.52      3.75      4.00      4.26      4.50      4.70
   70     75         3.57      3.84      4.15      4.50      4.85      5.17

   75     80         3.61      3.91      4.27      4.70      5.17      5.65
   80     85         3.63      3.95      4.36      4.86      5.45      6.10

                       Payments Guaranteed For 10 Years

                    M50       M55       M60       M65       M70       M75
      Age*          F55       F60       F65       F70       F75       F80
   M      F

   50     55     $   3.24  $   3.34  $   3.44  $   3.51  $   3.56  $   3.60
   55     60         3.34      3.49      3.63      3.74      3.83      3.90
   60     65         3.44      3.63      3.82      3.99      4.14      4.26
   65     70         3.51      3.74      3.99      4.25      4.48      4.67
   70     75         3.56      3.83      4.14      4.48      4.82      5.12

   75     80         3.60      3.90      4.26      4.67      5.12      5.56
   80     85         3.62      3.94      4.33      4.82      5.36      5.94

* Age on the birthday nearest the due date of the first payment. Monthly payment rates for ages not shown will be furnished on request.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                    Variable Monthly Income Option E Table
           Minimum Monthly Payment Rates For First Payment For Each
              $1,000 Applied, Based On 4% Assumed Investment Rate

               Payments For Two Lives Only - One Male, One Female
 Adjusted
   Age*       F 50    F 55    F 60    F 65    F 70    F 75    F 80    F 85

   M 50       $3.98   $4.08   $4.17   $4.26   $4.34   $4.40   $4.45   $4.48
   M 55        4.04    4.16    4.29    4.41    4.53    4.62    4.70    4.76
   M 60        4.09    4.24    4.40    4.57    4.73    4.88    5.00    5.10
   M 65        4.13    4.30    4.50    4.72    4.94    5.16    5.36    5.52

   M 70        4.16    4.36    4.59    4.85    5.15    5.46    5.75    6.01
   M 75        4.19    4.40    4.65    4.96    5.33    5.74    6.16    6.55
   M 80        4.20    4.42    4.70    5.05    5.48    5.98    6.55    7.12
   M 85        4.21    4.44    4.73    5.11    5.59    6.19    6.89    7.66

                  Payments For Two Lives Only - Both Females
 Adjusted
   Age*        F 50    F 55    F 60    F 65    F 70    F 75    F 80    F 85

   F 50       $3.91   $3.98   $4.04   $4.09   $4.14   $4.17   $4.19   $4.21
   F 55        3.98    4.07    4.16    4.24    4.31    4.36    4.40    4.43
   F 60        4.04    4.16    4.29    4.41    4.51    4.60    4.66    4.71
   F 65        4.09    4.24    4.41    4.57    4.73    4.87    4.98    5.07

   F 70        4.14    4.31    4.51    4.73    4.96    5.17    5.36    5.51
   F 75        4.17    4.36    4.60    4.87    5.17    5.49    5.79    6.05
   F 80        4.19    4.40    4.66    4.98    5.36    5.79    6.23    6.65
   F 85        4.21    4.43    4.71    5.07    5.51    6.05    6.65    7.27

            Payments Guaranteed For 10 Years - One Male, One Female
 Adjusted
   Age*       F 50     F 55    F 60    F 65    F 70    F 75    F 80    F 85

   M 50       $3.97   $4.07   $4.16   $4.25   $4.33   $4.39   $4.44   $4.47
   M 55        4.03    4.15    4.28    4.40    4.52    4.61    4.69    4.74
   M 60        4.08    4.23    4.39    4.56    4.72    4.87    4.99    5.07
   M 65        4.12    4.29    4.49    4.71    4.93    5.15    5.33    5.47


   M 70        4.15    4.35    4.58    4.84    5.13    5.43    5.70    5.93
   M 75        4.18    4.39    4.64    4.95    5.31    5.69    6.08    6.41
   M 80        4.19    4.41    4.69    5.03    5.44    5.92    6.42    6.87
   M 85        4.20    4.43    4.72    5.08    5.54    6.09    6.69    7.28

                 Payments Guaranteed For 10 Years - Two Females
  Adjusted
   Age*        F 50    F 55    F 60    F 65    F 70    F 75    F 80    F 85

   F 50       $3.90   $3.97   $4.03   $4.08   $4.13   $4.16   $4.18   $4.20
   F 55        3.97    4.06    4.15    4.23    4.30    4.35    4.39    4.42
   F 60        4.03    4.15    4.28    4.40    4.50    4.59    4.65    4.70
   F 65        4.08    4.23    4.40    4.56    4.72    4.86    4.97    5.05

   F 70        4.13    4.30    4.50    4.72    4.95    5.16    5.34    5.48
   F 75        4.16    4.35    4.59    4.86    5.16    5.46    5.75    5.97
   F 80        4.18    4.39    4.65    4.97    5.34    5.75    6.15    6.50
   F 85        4.20    4.42    4.70    5.05    5.48    5.97    6.50    7.00

                                  (Continued)

                                      *Age on birthday nearest the due date of
                                       the first payment, adjusted according to the table in the Basis Of Computation provision in Part 7. Monthly payment rates for adjusted ages not shown and for two males will be furnished on request.

--------------------------------------------------------------------------------

Option F Joint Lifetime Payment Option With Reduced Payments (available as a Fixed Income option and as a Variable Monthly Income option). Monthly payments are based on the lives of two named persons. Payments will continue while both are living. When one dies, reduced payments will continue for the lifetime of the other. These reduced payments will be two-thirds of what they would have been if both persons had continued to live. Payments stop when both named persons have died.

                              The Fixed Income Option F Table shows the minimum monthly payment for each $1,000 applied. The Variable Monthly Income Option F Table shows the minimum amount of the first monthly payment for each $1,000 applied. The actual payments will be based on the rates we are using when the first payment is due. They will not be less than shown in the Table.


--------------------------------------------------------------------------------
                          Fixed Income Option F Table
             Minimum Monthly Payment Rates For Each $1,000 Applied

                                         Payments For Two Lives Only
                                         M50    M55    M60    M65    M70    M75
                                 Age*    F55    F60    F65    F70    F75    F80
                                M    F
                               50   55  $3.51  $3.66  $3.82  $3.99  $4.17  $4.35
                               55   60   3.66   3.83   4.02   4.22   4.44   4.66
                               60   65   3.82   4.02   4.24   4.49   4.76   5.04
                               65   70   3.99   4.22   4.49   4.80   5.14   5.49
                               70   75   4.17   4.44   4.76   5.14   5.57   6.02

                               75   80   4.35   4.66   5.04   5.49   6.02   6.60
                               80   85   4.54   4.88   5.31   5.84   6.48   7.22

                             *Age on the birthday nearest the due date of the
                              first payment. Monthly payment rates for ages not shown will be furnished on request. Monthly payment rates for ages over 85 are the same as those for 85.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                     Variable Monthly Income Option F Table
            Minimum Monthly Payment Rates For First Payment For Each
              $1,000 Applied, Based On 4% Assumed Investment Rate

               Payments For Two Lives Only - One Male, One Female
 Adjusted
   Age*         F 50    F 55    F 60    F 65    F 70    F 75    F 80    F 85

   M 50        $4.24   $4.36   $4.49   $4.64   $4.82   $5.01   $5.23   $5.46
   M 55         4.35    4.48    4.63    4.81    5.01    5.23    5.48    5.74
   M 60         4.47    4.62    4.80    5.00    5.23    5.50    5.79    6.09
   M 65         4.62    4.78    4.98    5.22    5.50    5.81    6.16    6.54

   M 70         4.78    4.96    5.19    5.47    5.79    6.18    6.61    7.07
   M 75         4.94    5.15    5.41    5.72    6.11    6.57    7.10    7.68
   M 80         5.12    5.34    5.63    5.99    6.43    6.98    7.63    8.36
   M 85         5.29    5.54    5.85    6.25    6.76    7.39    8.17    9.09

                   Payments For Two Lives Only - Both Females
   Adjusted
   Age*         F 50    F 55    F 60    F 65    F 70    F 75    F 80    F 85

   F 50        $4.11   $4.21   $4.33   $4.46   $4.61   $4.78   $4.96   $5.16
   F 55         4.21    4.33    4.46    4.61    4.78    4.96    5.17    5.39
   F 60         4.33    4.46    4.61    4.78    4.98    5.19    5.43    5.69
   F 65         4.46    4.61    4.78    4.98    5.21    5.47    5.76    6.05

   F 70         4.61    4.78    4.98    5.21    5.49    5.81    6.15    6.52
   F 75         4.78    4.96    5.19    5.47    5.81    6.19    6.62    7.09
   F 80         4.96    5.17    5.43    5.76    6.15    6.62    7.17    7.77
   F 85         5.16    5.39    5.69    6.05    6.52    7.09    7.77    8.54

* Age on birthday nearest the due date of the first payment, adjusted according to the table in the Basis Of Computation provision in Part 7. Monthly payment rates for adjusted ages not shown and for two males will be furnished on request.

--------------------------------------------------------------------------------



Electing A Payment            To elect any option, we require that a written
Option                        request, satisfactory to us, be received at our
                              Service Center. The Owner may elect an option during the Annuitant's lifetime. If the death benefit is payable in one sum when the Annuitant dies, the Beneficiary may elect an option with our consent.

                              Options for any amount payable to an association, corporation, partnership, or fiduciary are available with our consent. However, a corporation or partnership may apply any amount payable to it under Option C, E, or F if the option payments are based on the life or lives of the Annuitant, the Annuitant's spouse, any child of the Annuitant, or any other person agreed to by us.

Effective Date And      The effective date of an option is the date the amount
Payment Date            is applied under that option. For a death benefit, this
                        is the date that due proof of the Annuitant's or Owner's death is received at our Service Center. For a maturity value, it is the date the contract matures. For the cash redemption value, it is the effective date of redemption.

                        The first payment is due on the effective date, except that the first payment under Option D is due one month later. A later date for the first payment may be requested in the payment option election. All payment dates will fall on the same day of the month as the first one. No payment will become due until a payment date. No part payment will be made for any period shorter than the time between payment dates.

                        Example: Monthly payments are being made to your son on
                                 the 1st of each month. He dies on the 10th. No part payment is due your son or his estate for the period between the 1st and the 10th.

Withdrawals And         If provided in the payment option election, all or part
Changes                 of the unpaid balance under Options A and D may be
                        withdrawn or applied under any other option.

                        If provided in the payment option election, the commuted value of the future payments under Variable Monthly Income Option B may be withdrawn. In this case, the number of annuity units that Variable Monthly Income Option B has in each division of the Separate Account will be commuted at the Assumed Investment Rate. The commuted units in each division will be multiplied by the annuity unit value for that division on the date the commuted value is determined. The commuted value will be the sum of the values determined for each division less any deduction for sales charges that applies.

                        A deduction for sales charges will apply only if:

                           . No sales charges were deducted when the redemption
                             or maturity value was applied under Variable
                             Monthly Income Option B; and
                           . A deduction for sales charges would be made if this
                             contract was redeemed or matured in one sum on the date commutation is made; and
                           . Commutation is made during the lifetime of the
                             person receiving the Option B payments.

                        The amount of the sales charge deduction will be the same as if this contract was redeemed for an amount equal to the commuted value (before deduction of the sales charge) on the date commutation is made.

Income Protection       To the extent permitted by law, each option payment and
                        any withdrawal shall be free from legal process and the claim of any creditor of the person entitled to them. No option payment and no amount held under an option can be taken or assigned in advance of its payment date, unless the Owner's written consent is given before the Annuitant dies. This consent must be received at our Service Center.

                        Part 7.   Notes On Our Computations

                        This Part covers some technical points about this contract.

Net Investment Factor   For each division of the Separate Account, the Net
                        Investment Factor for any valuation period is the gross investment rate for that period plus 1.000000 and minus an asset charge. This asset charge will be not more than .0000411 for each day of a valuation period. The Net
                        Investment Factor may be greater or less than 1.000000.

                        For each division of the Separate Account, the gross investment rate for any valuation period is equal to:

                           . The net earnings of that division during the
                             valuation period, divided by
                           . The value of the total assets of that division at
                             the beginning of the valuation period.

                        The net earnings of each division are equal to the accrued investment income and capital gains and losses (realized and unrealized) of that division reduced by any amount charged against that division for taxes paid or reserved for by us. The gross investment rate will be determined by us in accordance with generally accepted accounting principals and applicable laws, rules, and regulations. This determination shall be conclusive upon the Owner, the Annuitant, any Beneficiary, and any assignee and any other person under this contract.

Accumulation Unit       The value of an accumulation unit in each division was
Value                   set at $1.000000 on the first valuation date selected by
                        us. The value on any date thereafter is equal to the product of the Net Investment Factor for that division for the valuation period that includes that date and the value of the corresponding accumulation unit value on the preceding valuation date.

Annuity Unit Value      All annuity unit values in each division were set at
                        $1.000000 on the first valuation date selected by us.
                        The value on any date thereafter is equal to (a) the Net
                        Investment Factor for that division for the valuation period that includes that date divided by (b) the sum of
                        1.000000 and the rate of interest for the number of days in the valuation period, computed at an effective annual rate equal to the Assumed Investment Rate, and multiplied by (c) the corresponding annuity unit value on the preceding valuation date.

Assumed Investment      The Assumed Investment Rate is the annual interest rate
Rate                    assumed in determining the first payment under each of
                        the Variable Monthly Income payment options. The amount of each subsequent payment from each division of the Separate Account will depend on the relationship between the Assumed Investment Rate and the actual investment performance of that division. The Assumed Investment
                        Rate will be 4% per annum. If a 4% rate would result in a first Variable Monthly Income payment larger than that permitted under applicable state law, we will select a lower rate to comply with that law.

Adjustment Of Units     We have the right to split or consolidate the number of
And Values              accumulation units or annuity units credited to the
                        contract, with a corresponding increase or decrease in the unit values. We may exercise this right whenever we consider an adjustment of units to be desirable.
                        However, strict equity will be preserved in making any adjustment. No adjustment will have any material effect on the benefits, provisions, or investment return of this contract, or on the Owner, Annuitant, any Beneficiary, any assignee or other person, or on us.

Payment Calculation     Payments under a Variable Monthly Income payment option
Date                    are calculated on a payment calculation date. That date
                        is the earliest valuation date that is not more than 10 days before the due date of the payment.

Computing Variable      The first payment under a Variable Monthly Income
Monthly Income          payment option is computed in the following steps:
Payments
                           (1) As of the due date of the first payment, the
                               proceeds of this contract in any MVA segments of the Fixed Account will be automatically transferred to the MML Money Market Division of the Separate Account. (If the MML Money Market Division is not available under contracts in this class as of that date, we will transfer such proceeds to another division of the Separate Account that we choose.)
                           (2) For each division, we multiply the proceeds from
                               the division by the rate we are using for the payment option as of the date of the first payment.
                           (3) For each division, we multiply the result of step
                               (2) above by the ratio of the accumulation unit value for the division on the first payment calculation date (see Payment Calculation Date provision above) to the accumulation unit value of the division on the due date the first payment is due.
                           (4) We sum the results of step (3) for all divisions
                               of the Separate Account; this is the first payment.

                        Future payments under a Variable Monthly Income payment option are measured by annuity units. The number of annuity units in each division is the portion of the first payment provided by that division divided by the annuity unit value for that division on the first payment calculation date.

                        For payments after the first one, the annuity units in each division are multiplied by the annuity unit value on the payment calculation date that applies. The payment to be made on the payment due date is the sum of the amounts provided by each division.

Basis Of Computation    In computing the minimum payments under Fixed Income
                        payment options C, E, and F, we use mortality rates from the 1983 Table a with Projection Scale G for 30 years and with female rates set back five years.

                        The Variable Monthly Income Option C, E, and F Tables are based on mortality rates from the 1983 Table a, with Projection Scale G, for annuitants born in 1942. For all other years of birth, the mortality improvement is determined by adjusting the annuitant's age according to the following table:

                                       Adjustment to               Adjustment to
                        Year of Birth   Actual Age   Year of Birth   Actual Age

                          1905-1909      +7 Years      1955-1959      -3 Years
                          1910-1914      +6 Years      1960-1964      -4 Years
                          1915-1919      +5 Years      1965-1969      -5 Years
                          1920-1924      +4 Years      1970-1974      -6 Years
                          1925-1929      +3 Years      1975-1979      -7 Years
                          1930-1934      +2 Years      1980-1984      -8 Years
                          1935-1939      +1 Year       1985-1989      -9 Years
                          1940-1944      +0 Years      1990-1994      -10 Years
                          1945-1949      -1 Year       1995-1999      -11 Years
                          1950-1954      -2 Years      2000-2004      -12 Years

                        The annual interest rate used is the Assumed Investment Rate discussed in this Part.

Guarantees              All benefits, payments, and values under this contract
                        that depend on the investment performance of the Separate Account may increase or decrease, as discussed in this Part. However, we guarantee that the dollar amounts of variable benefits will not be adversely affected by variations of actual expenses from expense charges stated in this contract. Also, those benefits will not be adversely affected by variations in actual mortality from the mortality assumptions stated in this contract.

                        A part of the assets of the Separate Account is the reserve for variable benefits and liabilities that depend on the investment performance of that Account. That part of the assets shall not be charged with any liabilities we have that arise from any business we conduct that does not depend on the performance of that Account.

                        The values and benefits of the Fixed Account under this contract are not less than those required by the laws of the state in which this contract is delivered.

WHERE TO FIND IT


                                                                        Page No.

  The Schedule Page .......................................................    1
Part 1. - The Basics Of This Contract .....................................    2
  The Parties Involved - Owner, Joint Owner, Annuitant,
    Beneficiary, Irrevocable Beneficiary, Payee ...........................    2
  Dates - Contract Date, Contract Anniversary Date,
    Contract Year, Issue Date, Maturity Date ..............................    2
  This Is A Legal Contract ................................................    3
  Trusts And Other Agreements .............................................    3
  Representations And Contestability ......................................    3
  Misstatement Of Age Or Sex ..............................................    3
  Meaning Of In Force .....................................................    3
  Service Center ..........................................................    3
  Contract State ..........................................................    3
  Currency ................................................................    3
  Contract Is Not Participating ...........................................    3
Part 2.  - Purchase Payments ..............................................    3
  The First Purchase Payment ..............................................    3
  Purchase Payment Flexibility ............................................    4
  Right To Terminate Contract .............................................    4
  Where To Pay ............................................................    4
  Net Purchase Payments ...................................................    4
  Allocation Of Net Purchase Payments .....................................    4
Part 3.  - Accounts, Values, And Charges ..................................    4
  The Separate Account And The Fixed Account ..............................    4
  The Separate Account ....................................................    4
   Changes In The Separate Account ........................................    5
   Accumulation Units And Annuity Units ...................................    5
   Valuation Date, Valuation Time, Valuation Period .......................    5
   Purchase And Sale Of Accumulation Units ................................    5
   The Fixed Account ......................................................    6
   MVA Segments ...........................................................    6
  Values Of This Contract .................................................    7
   Accumulated Value Of Contract ..........................................    7
   Variable Value Of Contract .............................................    8
   Fixed Value Of Contract ................................................    8
   Market Value Of Contract ...............................................    8
   Market Value In The MVA Segments .......................................    8
   Contract Charges .......................................................    9
    Administrative Charge .................................................    9
    Deductions For Sales Charges ..........................................   10
    Amount Of Sales Charge ................................................   10
    Transfer Fee ..........................................................   11
Part 4.  - Life Benefits ..................................................   11
  Contract Ownership ......................................................   12
   Rights Of Owner ........................................................   12
   Assigning This Contract ................................................   12
   Changing The Owner, Payee, Or Beneficiary ..............................   12
   Transfers Of Values ....................................................   12
   Limitations On Transfers ...............................................   13
   Redeeming This Contract ................................................   13
   Right To Redeem ........................................................   13
   Cash Redemption Value ..................................................   13
   Partial Redemptions ....................................................   13
   When And How We Pay ....................................................   13
  Right To Change The Maturity Date .......................................   14
   Electing An Early Maturity Date ........................................   14
   Electing A Later Maturity Date .........................................   14
  Other Provisions Regarding Life Benefits ................................   14
   Periodic Statements ....................................................   14
   Receipt Of Information .................................................   14
Part 5. - Maturity Benefit And Death Benefit ..............................   14
  Maturity Benefit ........................................................   15
   Maturity Value .........................................................   15
   Monthly Life Income ....................................................   15
   Alternate Settlements At Maturity ......................................   15
   Restriction On Rights ..................................................   15
  Death Benefit ...........................................................   15
   Amount Of Death Benefit ................................................   15
  Interest On Maturity Or Death Benefit ...................................   16
   Interest Payable .......................................................   16
Part 6. - Payment Options .................................................   16
   Fixed Income Payment Options ...........................................   16
   Variable Monthly Income Payment Options ................................   16
   Availability Of Payment Options ........................................   16
   Minimum Amounts ........................................................   16
   Electing A Payment Option ..............................................   23
   Effective Date And Payment Date ........................................   24
   Withdrawals And Changes ................................................   24
   Income Protection ......................................................   24
Part 7. - Notes On Our Computations .......................................   24
   Net Investment Factor ..................................................   24
   Accumulation Unit Value ................................................   25
   Annuity Unit Value .....................................................   25
   Assumed Investment Rate ................................................   25
   Adjustment Of Units And Values .........................................   25
   Payment Calculation Date ...............................................   25
   Computing Variable Monthly Income Payments .............................   25
   Basis Of Computation ...................................................   26
   Guarantees .............................................................   26

Any riders and endorsements, and a copy of the application for the contract, follow Page 27.

[LETTERHEAD OF MML APPEARS HERE]

    Deferred Variable Annuity Contract
    With Oppenheimer Variable Account Funds and MML Series Investment Funds Includes Fixed Interest Account with Market-Value Adjustment

    This Contract provides that:

    Flexible purchase payments may be made, while the Annuitant and Owner are living, to the date this contract matures.

    A death benefit is payable if the Annuitant or Owner dies before this contract matures.
    A monthly life income is payable beginning on the date this contract matures if the Annuitant and Owner are living at that time.

    This Contract is not participating. It does not provide for the payment of dividends.